Exhibit (a)(1)(K)

SIGMA DESIGNS, INC.

2001 STOCK PLAN

STOCK OPTION AGREEMENT

Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Option Agreement.

I.           NOTICE OF STOCK OPTION GRANT

Name:

You have been granted an option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Grant Number
_________________________________

Date of Grant
_________________________________

Vesting Commencement Date
_________________________________

Exercise Price per Share
_________________________________

Total Number of Shares Granted
_________________________________

Total Exercise Price
_________________________________

Term/Expiration Date:
_________________________________
Type of Option	XXX Nonstatutory Stock Option

Vesting Schedule:

This Option may be exercised, in whole or in part, in accordance with the following schedule:

20% of the Shares subject to the Option shall vest twelve months after the Vesting Commencement Date, and 1/60 of the Shares subject to the Option shall vest each month thereafter.

Termination Period:

This Option may be exercised for 90 days after termination of the Optionee's employment or consulting relationship with the Company or one of its subsidiaries or affiliates.  For the purposes of this Option Agreement the termination date shall be considered the last day Optionee actively renders services to the Company or one of its subsidiaries or affiliates and such date shall not be extended by any notice of termination period or garden leave period.  Upon the death or Disability of the Optionee, this Option may be exercised for such longer period as provided in the Plan.  In the event of the Optionee's change in status from Employee to Consultant or Consultant to Employee, this Option Agreement shall remain in effect.  In no event shall this Option be exercised later than the Term/Expiration Date as provided above.

II.           AGREEMENT

(a)           Grant of Option.  The Plan Administrator of the Company hereby grants to the Optionee named in the Notice of Grant attached as Part I of this Agreement (the “Optionee”), an option (the “Option”) to purchase the number of Shares, as set forth in the Notice of Grant, at the exercise price per share set forth in the Notice of Grant (the “Exercise Price”), subject to the terms and conditions of the Plan, which is incorporated herein by reference.  Subject to  14(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan shall prevail.

(b)           Exercise of Option.

(i)      Right to Exercise.  This Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of the Plan and this Option Agreement.  In the event of Optionee's death, Disability or other termination of Optionee's employment or consulting relationship, the exercisability of the Option is governed by the applicable provisions of the Plan and this Option Agreement.

(ii)                 Method of Exercise.  This Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit A (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan.  The Exercise Notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company.  The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares.  This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.

                                    No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange or quotation service upon which the Shares are then listed.  Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Exercised Shares.

(iii)                 Method of Payment.  Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

(1)           cash;

(2)           check; or

(3)           delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the Exercise Price.

(c)           Non-Transferability of Option.  This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by the Optionee.  The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

(d)           Term of Option.  This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

(e)           Tax consequences.  Some of the U.S. federal and sate tax consequences relating to this Option, as of the date of this Option, are set forth below.  THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE.  THE OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.  ALSO, IF OPTIONEE IS SUBJECT TO TAX IN A COUNTRY/JURSIDICTION OUTSIDE OF THE U.S., HE OR SHE COULD CONSULT A TAX ADVISER TO DETERMINE THE TAX CONSEQUENCES TO HIM OR HER.

(i)      Exercising the Option.   Since the Option will be a U.S. nonstatutory stock option (“NSO”), the Optionee may incur regular U.S. federal income tax and state income tax liability upon exercise.  The Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Exercised Shares on the date of exercise over their aggregate Exercise Price.  If the Optionee is an Employee, the Company will be required to withhold from his or her compensation or collect from Optionee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

(ii)     Disposition of Shares.  If the Optionee holds NSO Shares for at least one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purpose.

(f) Responsibility for Taxes.  Regardless of any action the Company or the Optionee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), Optionee acknowledges that the ultimate liability for all Tax-Related Items legally due by him or her is and remains Optionee’s responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant, including the grant, vesting or exercise of the Option, the subsequent sale of shares of Common Stock acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate Optionee’s liability for Tax-Related Items.

Prior to exercise of the Option, Optionee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer.  In this regard, Optionee authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by him or her from Optionee’s wages or other cash compensation paid to him or her by the Company and/or the Employer or from proceeds of the sale of shares of Common Stock.  Alternatively, or in addition, if permissible under local law, the Company may (1) sell or arrange for the sale of shares of Common Stock that Optionee acquires to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in shares of Common Stock, provided that the Company only withholds the amount of shares of Common Stock necessary to satisfy the minimum withholding amount.  Finally, Optionee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Optionee’s participation in the Plan or Optionee’s purchase of shares of Common Stock that cannot be satisfied by the means previously described.  The Company may refuse to honor the exercise and refuse to deliver the shares of Common Stock if Optionee fails to comply with Optionee’s obligations in connection with the Tax-Related Items as described in this section.

(g)  Nature of Grant.  In accepting the grant, Optionee acknowledges that:  (1) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this  Option Agreement; (2) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past; (3) all decisions with respect to future option grants, if any, will be at the sole discretion of the Company; (4) Optionee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Optionee’s employment relationship at any time with or without cause; (5) Optionee is voluntarily participating in the Plan; (6) the Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of Optionee’s employment contract, if any;  (7) the Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer; (8) in the event that Optionee is not an employee of the Company, the Option grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Option grant will not be interpreted to form an employment contract with the Employer or any subsidiary or affiliate of the Company; (9) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (10) if the underlying Shares do not increase in value, the Option will have no value; (11) if Optionee exercises the Option and obtains Shares, the value of those Shares acquired upon exercise may increase or decrease in value, even below the Exercise Price; (12) in consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or diminution in value of the Option or Shares purchased through exercise of the Option resulting from termination of Optionee’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and Optionee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Option Agreement, Optionee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; and (13) in the event of termination of Optionee’s employment (whether or not in breach of local labor laws), Optionee’s right to receive the Option and vest in the Option under the Plan, if any, will terminate effective as of the date that Optionee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of employment (whether or not in breach of local labor laws), Optionee’s right to exercise the Option after termination of employment, if any, will be measured by the date of termination of Optionee’s active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when Optionee is no longer actively employed for purposes of the Option grant.

(h)  Data Privacy.  Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Optionee’s personal data as described in this document by and among, as applicable, the Employer, and the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan.

Optionee understands that the Company and the Employer may hold certain personal information about him or her, including, but not limited to, Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Optionee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).  Optionee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Optionee’s country or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Optionee’s country.  Optionee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or hers local human resources representative.  Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Optionee may elect to deposit any Shares acquired upon exercise of the Option.  Optionee understands that Data will be held only as long as is necessary to implement, administer and manage Optionee’s participation in the Plan.  Optionee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Optionee’s local human resources representative.  Optionee understands, however, that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan.  For more information on the consequences of Optionee’s refusal to consent or withdrawal of consent, Optionee understands that he or she may contact his or her local human resources representative.

(i)  Governing Law.  The Option grant and the provisions of this Option Agreement are governed by, and subject to, the laws of the State of California, as provided in the Plan.  For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Option Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

(j)  Language.  If Optionee has received this Option Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

(k)  Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to the Option granted under and participation in the Plan or future options that may be granted under the Plan by electronic means or to request Optionee’s consent to participate in the Plan by electronic means.  Optionee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

(l)  Severability.  The provisions of this Option Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

By your signature and the signature of the Company's representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Option Agreement.  Optionee has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Plan and Option Agreement.  Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Option Agreement.  Optionee further agrees to notify the Company upon any change in the residence address indicated below:

OPTIONEE:	SIGMA DESIGNS, INC.

Signature: __________________________	By: ________________________________

Print Name:__________________________	Title: Chairman and CEO

Date: __________________________	Date:________________________________

Address:     __________________________

                     __________________________

                     __________________________